Exhibit 99.1

EVHC News - For Immediate Release

Contact:	Bob East
Westwicke Partners
443-213-0502
Bob.East@westwicke.com

ENVISION HEALTHCARE ANNOUNCES SECOND QUARTER ADJUSTED EBITDA OF $134.2 MILLION, UP 26.6%, AND INCREASES GUIDANCE

Greenwood Village, Colo. (August 6, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (EVHC or Company) announces results for the second quarter ended June 30, 2014. All comparisons included in this release are for second quarter 2014 to second quarter 2013 unless otherwise noted.

Second Quarter 2014 Highlights:

•                  Net revenue was $1.08 billion, an increase of 19.6%;

•                  Adjusted EBITDA was $134.2 million, an increase of 26.6%;

•                  Adjusted EPS was $0.28 and GAAP diluted EPS was ($0.01); and

•                  The Company is increasing full year guidance for Adjusted EBITDA to $553-$558 million and Adjusted EPS to $1.15-$1.20.

William A. Sanger, president and chief executive officer, said, “Our integrated service offerings across our business segments continue to differentiate us in the market as evidenced by our strong revenue and EBITDA growth. Approximately 60% of our revenue growth was driven by net new contract wins, 25% from same store and 15% from acquisitions. EmCare’s net new contract wins continued at a record pace and contributed 15.4% to its overall revenue growth of 21.2%. AMR delivered its strongest performance in many years, with 16.7% revenue and 33.1% EBITDA growth.

“With respect to healthcare reform, we have seen a meaningful shift from self-pay into both Medicaid and healthcare exchange programs. We anticipate this positive trend to continue, resulting in additional volume and improved rates.

“Given the strength of our business, along with the positive benefits of healthcare reform, we are increasing our guidance for the full year.”

Results of Operations for the Second Quarter 2014

For the second quarter of 2014, EVHC generated net revenue of $1.08 billion, an increase of 19.6%.

Adjusted EBITDA was $134.2 million, an increase of 26.6%. This was primarily attributable to the impact of net new contract wins, improved volumes, a favorable shift in payor mix, effective expense control and acquisitions.

EVHC generated a net loss of $2.0 million, compared to net income of $9.6 million. The reduction in net income is primarily due to a $66.4 million pre-tax charge related to the early debt extinguishment of the 8.125% Senior Notes due 2019 (2019 Notes) in June of 2014, offset by the decrease in interest expense from debt retirements in 2013.

Segment Results for the Second Quarter 2014

EVHC operates two business segments: EmCare Holdings, Inc. (EmCare), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment.

EmCare

EmCare generated net revenue of $690.0 million, an increase of 21.2%, or $120.9 million. Organic growth was 20.3%, driven by an increase of 15.4% from net new contracts, and an increase of 4.9% from same store contracts.  Acquisition growth was 0.9%.

On a same store basis, volumes were higher in the quarter by 5.3%, partially driven by additional volumes in both Medicaid expansion and non-expansion states. Same contract revenue per encounter increased by 0.2%. This was primarily driven by emergency department volume increases of 4.2% and emergency department rate increases of 2.9%. Same store revenue from other service lines increased 1.2%.

Adjusted EBITDA was $87.1 million, an increase of 23.4%, or $16.5 million. The increase in Adjusted EBITDA was primarily driven by revenue increases from net new contract wins and same store revenue growth. Income from operations was $68.8 million, an increase of 29.4%, or $15.6 million.

American Medical Response

AMR generated net revenue of $385.3 million, an increase of 16.7%, or $55.2 million. Organic growth increased 9.6%, driven by 5.0% related to net new contract wins and 4.6% in existing markets. The 4.6% in existing markets included a 3.6% volume increase, primarily driven by additional volumes in both Medicaid expansion and non-expansion state, and a 1.0% revenue increase per weighted transport. Acquisitions contributed 7.1% to revenue growth.

Adjusted EBITDA was $47.1 million, an increase of 33.1%, or $11.7 million. The increase was attributable to revenue increases and operating efficiencies as a result of cost improvement initiatives. Income from operations was $24.3 million, an increase of 94.0%, or $11.8 million.

Cash Flows for the Second Quarter 2014

Cash provided by operating activities was $63.7 million, compared to cash used in operating activities of $12.7 million. This improvement was driven by an increase in net income and cash collections and a decrease in cash interest payments in 2014 and non-recurring cash outflows that occurred in 2013. EmCare Days Sales Outstanding (DSO) decreased by three days in the quarter and AMR DSO remained unchanged.

Net cash used in investing activities was $184.6 million, compared to $23.0 million. The increase in cash used for investing was primarily driven by acquisitions in the quarter of $163.5 million.

Net cash provided by financing activities was $92.5 million, compared to net cash used in financing activities of $7.4 million. The net impact in the quarter was primarily due to the issuance of $750 million in 5.125% Senior Notes due 2022 and the redemption of the 2019 Notes (Bond Refinancing). At June 30, 2014, there were no amounts outstanding under the ABL Facility.

Adjusted Free Cash Flow was $43.5 million, compared to cash outflow of $18.8 million.

Results of Operations for the Six Months ended June 30, 2014

EVHC net revenue was $2.09 billion, an increase of 16.9%.

Adjusted EBITDA was $244.2 million, an increase of 18.0%. This increase was primarily attributable to the impact of increased revenue from net new contracts and existing contracts, effective expense controls, healthcare reform and acquisitions.

EVHC generated net income of $22.8 million, compared to $5.8 million. The increase in net income was primarily attributable to an increase in income from operations and the net impact of debt retirements in 2014 and 2013.

Segment Results for the Six Months ended June 30, 2014

EmCare’s net revenue was $1.33 billion, an increase of 18.7%. Adjusted EBITDA was $158.5 million, an increase of 15.9%. Income from operations was $120.1 million, an increase of 18.8%.

AMR’s net revenue was $755.0 million, an increase of 13.8%. Adjusted EBITDA was $85.7 million, an increase of 22.1%. Income from operations was $41.4 million, an increase of 50.2%.

Cash Flows for the Six Months Ended June 30, 2014

Cash provided by operating activities was $93.9 million, compared to cash used in operating activities of $6.1 million. The change was primarily driven by improvements in net income and cash collections and a decrease in cash interest payments in 2014 and non-recurring cash outflows that occurred in 2013. DSO decreased two days from December 31, 2013, with EmCare’s DSO decreasing by three days and AMR’s DSO decreasing by one day.

Net cash used in investing activities was $224.6 million, compared to $27.7 million. The increase in cash used for investing was primarily driven by acquisitions which were $199.3 million, compared to $1.4 million in 2013.

Net cash provided by financing activities was $88.5 million, compared to $13.0 million.  The net impact was primarily due to the Bond Refinancing.

Adjusted Free Cash Flow was $84.3 million compared to $9.0 million.

2014 Guidance

EVHC is increasing its 2014 guidance for Adjusted EBITDA to $553-$558 million and Adjusted EPS to $1.15- $1.20. This compares to the previously announced 2014 guidance for Adjusted EBITDA of $538-$545 million and Adjusted EPS of $1.10-$1.15.

Conference Call

EVHC management will host a conference call today, Wednesday, August 6, 2014, at 5 p.m. Eastern Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6466, or 517-623-4761 for international callers, and referencing participant code 60012 approximately 15 minutes prior to the call. For those unable to participate in the live call, a replay will be available one hour after the call ends through September 6, 2014. To access the replay, dial 800-584-7315, or 203-369-3816 for international callers, and enter access code 6802. An audio file will be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. and our more than 32,000 employees and affiliated clinicians, offer an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2014 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-1 and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC over us; and the factors discussed in “Risk Factors” in the Company’s Registration Statement on Form S-1 and subsequent periodic reports.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, related party management fees, restructuring charges, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offering, amortization expense, equity-based compensation expense, restructuring charges and loss on early debt extinguishment, net of an estimated tax benefit.

These non-GAAP financial measures are commonly used by management and investors as performance measures and liquidity indicators. However, the items excluded from these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance, and as a result, these measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2014 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2014 Adjusted EBITDA and Adjusted EPS ranges and thus the Company does not currently have sufficient data to accurately estimate the individual adjustments for such a reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net revenue	$1,075,327	$899,255	$2,089,538	$1,787,579
Compensation and benefits	767,007	643,960	1,510,668	1,285,749
Operating expenses	120,715	102,308	235,350	202,758
Insurance expense	31,583	25,840	62,564	51,673
Selling, general and administrative expenses	23,594	23,790	42,969	45,788
Depreciation and amortization expense	35,558	34,622	71,990	69,377
Restructuring charges	3,731	3,032	4,540	3,669
Income from operations	93,139	65,703	161,457	128,565
Interest income from restricted assets	246	266	332	632
Interest expense, net	(29,002)	(50,002)	(59,051)	(101,754)
Realized gains (losses) on investments	508	105	1,114	118
Other income (expense), net	(1,964)	(249)	(2,772)	(12,970)
Loss on early debt extinguishment	(66,397)	—	(66,397)	(122)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	(3,470)	15,823	34,683	14,469
Income tax benefit (expense)	1,412	(6,313)	(15,263)	(8,881)
Equity in earnings of unconsolidated subsidiary	66	87	113	162
Net income (loss)	(1,992)	9,597	19,533	5,750
Add: Net (income) loss attributable to noncontrolling interest	—	—	3,300	—
Net income (loss) attributable to Envision Healthcare Holdings	(1,992)	9,597	22,833	5,750

Basic earnings per common share	$(0.01)	$0.07	$0.13	$0.04
Diluted earnings per common share	$(0.01)	$0.07	$0.12	$0.04
Weighted average common shares outstanding, basic	181,140,242	131,672,134	180,962,123	131,187,567
Weighted average common shares outstanding, diluted	181,140,242	137,271,357	189,460,445	135,990,336

Other Information
EmCare weighted patient encounters	3,586,048	2,920,093	6,884,578	5,874,053
AMR weighted transports	776,202	690,654	1,524,171	1,394,600

Earnings Per Share Reconciliation

	Quarter ended June 30, 2014	Six months ended June 30, 2014
Weighted average common shares outstanding, diluted	181,140,242	189,460,445
Adjustment to dilute basic shares	8,362,994	—
Adjusted diluted shares	189,503,236	189,460,445

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$(1,992)	$22,833
Adjustments:
Other expense related to secondary offering, net of tax of $(680) and $(1,156) for quarter and six months ended June 30, 2014, respectively	$977	1,643

Amortization expense, net of tax of $(7,914) and $(16,256) for quarter and six months ended June 30, 2014, respectively	$11,379	23,095

Equity-based compensation expense, net of tax of $(610) and $(1,053) for quarter and six months ended June 30, 2014, respectively	$878	1,497

Restructuring expense, net of tax of $(1,530) and $(1,875) for quarter and six months ended June 30, 2014, respectively	$2,201	2,665

Loss on early debt extinguishment, net of tax of $(27,236) and $(27,429) for quarter and six months ended June 30, 2014, respectively	$39,161	38,968
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$52,604	$90,701
Adjusted EPS	$0.28	$0.48

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Adjusted EBITDA	$134,162	$105,935	$244,169	$206,867
Depreciation and amortization expense	(35,558)	(34,622)	(71,990)	(69,377)
Restructuring charges	(3,731)	(3,032)	(4,540)	(3,669)
Interest income from restricted assets	(246)	(266)	(332)	(632)
Equity-based compensation expense	(1,488)	(1,062)	(2,550)	(2,124)
Related party management fees	—	(1,250)	—	(2,500)
Net income (loss) attributable to noncontrolling interest	—	—	(3,300)	—
Income from operations	93,139	65,703	161,457	128,565
Interest income from restricted assets	246	266	332	632
Interest expense, net	(29,002)	(50,002)	(59,051)	(101,754)
Realized gains (losses) on investments	508	105	1,114	118
Other income (expense), net	(1,964)	(249)	(2,772)	(12,970)
Loss on early debt extinguishment	(66,397)	—	(66,397)	(122)
Income tax benefit (expense)	1,412	(6,313)	(15,263)	(8,881)
Equity in earnings of unconsolidated subsidiary	66	87	113	162
Net (income) loss attributable to noncontrolling interest	—	—	3,300	—
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$(1,992)	$9,597	$22,833	$5,750

Adjusted EBITDA	$134,162	$105,935	$244,169	$206,867
Related party management fees	—	(1,250)	—	(2,500)
Restructuring charges	(3,731)	(3,032)	(4,540)	(3,669)
Interest paid	(26,397)	(45,112)	(53,209)	(92,154)
Payment of dissenting shareholder settlement	—	(13,717)	—	(13,717)
Change in accounts receivable	(22,783)	(13,751)	(58,212)	(54,963)
Change in other operating assets/liabilities	(16,759)	(37,176)	2,096	(25,859)
Excess tax benefits from equity-based compensation	(868)	(3,160)	(15,658)	(3,168)
Other income (expense), net	(1,964)	(249)	(2,772)	(12,970)
Income tax benefit (expense), net of change in deferred taxes	970	(1,342)	(14,777)	(4,650)
Net income (loss) attributable to noncontrolling interest	—	—	(3,300)	—
Other	1,090	115	143	686
Net cash provided by (used in) operating activities	$63,720	$(12,739)	$93,940	$(6,097)

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
EmCare
Adjusted EBITDA	$87,079	$70,575	$158,453	$136,735
Depreciation and amortization expense	(16,638)	(16,218)	(32,919)	(32,989)
Restructuring charges	(792)	(4)	(897)	(252)
Interest income from restricted assets	(135)	(155)	(110)	(410)
Equity-based compensation expense	(670)	(456)	(1,148)	(913)
Related party management fees	—	(538)	—	(1,075)
Net income (loss) attributable to noncontrolling interest	—	—	(3,300)	—
Income from operations	$68,844	$53,204	$120,079	$101,096

AMR
Adjusted EBITDA	$47,083	$35,381	$85,716	$70,220
Depreciation and amortization expense	(18,920)	(18,404)	(39,071)	(36,388)
Restructuring charges	(2,939)	(3,028)	(3,643)	(3,417)
Interest income from restricted assets	(111)	(111)	(222)	(222)
Equity-based compensation expense	(818)	(606)	(1,402)	(1,211)
Related party management fees	—	(712)	—	(1,425)
Income from operations	$24,295	$12,520	$41,378	$27,557

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$—	$(21)	$—	$(88)

Total
Adjusted EBITDA	$134,162	$105,935	$244,169	$206,867
Depreciation and amortization expense	(35,558)	(34,622)	(71,990)	(69,377)
Restructuring charges	(3,731)	(3,032)	(4,540)	(3,669)
Interest income from restricted assets	(246)	(266)	(332)	(632)
Equity-based compensation expense	(1,488)	(1,062)	(2,550)	(2,124)
Related party management fees	—	(1,250)	—	(2,500)
Net income (loss) attributable to noncontrolling interest	—	—	(3,300)	—
Income from operations	$93,139	$65,703	$161,457	$128,565

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$162,603	$204,712
Trade and other accounts receivable, net	879,337	801,146
Other current assets	84,751	76,425
Total current assets	1,126,691	1,082,283
Non-current assets:
Property, plant and equipment, net	197,303	194,715
Goodwill and other intangible assets, net	3,096,183	2,949,368
Other long-term assets	39,200	73,651
Total assets	$4,459,377	$4,300,017

Liabilities and Equity
Current liabilities	$474,679	$451,329
Long-term debt and capital lease obligations	2,032,347	1,895,381
Long-term deferred tax liability	151,225	151,130
Insurance reserves and other long-term liabilities	168,986	192,424
Total liabilities	2,827,237	2,690,264
Total equity	1,632,140	1,609,753
Total liabilities and equity	$4,459,377	$4,300,017

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$(1,992)	$9,597	$19,533	$5,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	40,167	40,497	79,298	81,507
Excess tax benefits from equity-based compensation	(868)	(3,160)	(15,658)	(3,168)
Loss on early debt extinguishment	66,397	—	66,397	122
Deferred income taxes	(442)	4,971	486	4,231
Payment of dissenting shareholder settlement	—	(13,717)	—	(13,717)
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(22,783)	(13,751)	(58,212)	(54,963)
Parts and supplies inventory	(96)	(104)	(423)	(154)
Prepaids and other current assets	(15,459)	(8,678)	(18,927)	(12,305)
Accounts payable and accrued liabilities	(2,917)	(29,160)	31,266	(9,948)
Insurance accruals	1,713	766	(9,820)	(3,452)
Net cash provided by (used in) operating activities	63,720	(12,739)	93,940	(6,097)

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(914)	(2,389)	(3,372)	(2,548)
Sales and maturities of available-for-sale securities	2,367	3,722	10,527	4,170
Purchases of property, plant and equipment	(22,766)	(15,705)	(33,480)	(26,198)
Proceeds from sale of property, plant and equipment	60	131	2,216	328
Acquisition of businesses, net of cash received	(163,507)	—	(199,298)	(1,423)
Net change in insurance collateral	13	(9,386)	1,213	(2,024)
Other investing activities	163	650	(2,363)	(52)
Net cash used in investing activities	(184,584)	(22,977)	(224,557)	(27,747)

Cash Flows from Financing Activities
Issuance of common stock	—	426	—	1,117
Borrowings under the Term Loan	—	59,000	—	209,000
Borrowings under the ABL Facility	50,000	195,500	50,000	252,440
Proceeds from issuance of senior notes	740,625	—	740,625	—
Repayments of the Term Loan	—	(62,342)	(3,343)	(65,685)
Repayments of the ABL Facility	(50,000)	(168,000)	(50,000)	(349,940)
Repayment of senior notes	(607,750)	—	(607,750)	—
Payments for debt extinguishment premiums	(37,630)	—	(37,630)	—
Dividend paid	—	—	—	(67)
Debt issue costs	(1,374)	(596)	(1,374)	(5,011)
Equity issuance costs	—	(1,400)	—	(1,400)
Excess tax benefits from equity-based compensation	868	3,160	15,658	3,168
Shares repurchased for tax withholdings	—	—	(14,430)	—
Proceeds from non-controlling interest	—	—	250	—
Payment of dissenting shareholder settlement	—	(38,336)	—	(38,336)
Other financing cash flow activities	(2,268)	5,204	(3,498)	7,758
Net cash provided by (used in) financing activities	92,471	(7,384)	88,508	13,044

Change in cash and cash equivalents	(28,393)	(43,100)	(42,109)	(20,800)
Cash and cash equivalents, beginning of period	190,996	80,132	204,712	57,832
Cash and cash equivalents, end of period	$162,603	$37,032	$162,603	$37,032

Operating and non-acquisition investing cash flow	$42,643	$(35,716)	$68,681	$(32,421)

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	868	3,160	15,658	3,168
FEMA and contract exit costs	—	—	—	24,500
Payment of dissenting shareholder settlement	—	13,717	—	13,717

Adjusted Free Cash Flow	$43,511	$(18,839)	$84,339	$8,964